Exhibit 2.1
                                                                     -----------

                             STATEMENT OF CONTROL PERSON


The Statement on this Schedule 13G/A dated February 14, 2003 with respect to the common stock par value $0.0001 per share of Aldolor Corporation is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC) of OrbiMed Advisors LLC, OrbiMed Advisors Inc. and OrbiMed Capital LLC.

OrbiMed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA) and OrbiMed Capital LLC files this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k), respectively, as a corporation (CO).